EXHIBIT 99.1

202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2022 Second Quarter Financial Results

DECATUR, AL – September 9, 2021 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2022 second quarter ended July 31, 2021.

Fiscal 2022 Second Quarter Financial Results Highlights

•	Net sales for 2Q22 of $27.5 million, compared with 2Q21 of $35.0 million and 1Q22 of $34.1 million
o	Traditional industrial demand strengthening
o	COVID-19 related sales of approximately $3.5 million in 2Q22 (as compared with $4.1 million in 1Q22 and $14.0 million in 2Q21) driven by demand from Asia
o	Overstocking within U.S. distribution channels and freight-out/delivery logistical challenges presented headwinds for 2Q22 revenue; inventory levels increased amid shipping delays
o	Increase in High Performance Wear, Fire and Glove product lines in 2Q22 over 2Q21 when PPE demand had already shifted to Disposables (and Chemical) garments for COVID-19
•	Gross profit for 2Q22 of $12.7 million, compared with $17.3 million in 2Q21
•	Gross margin as a percentage of net sales in 2Q22 was 46.3%, compared to 49.5% in 2Q21
•	Operating expenses of $8.8 million in 2Q22, up from $7.6 million in 2Q21
•	Operating profit of $3.9 million in 2Q22, compared with $9.8 million in 2Q21
•	Net income of $2.6 million or $0.32 per basic share and $0.31 per diluted common share in 2Q22, down from $9.3 million or $1.17 per basic share and $1.16 per diluted common share in 2Q21
•	Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA)* of $4.7 million in 2Q22, compared with $10.5 million in 2Q21
•	Capital expenditures for 2Q22 of $0.4 million, down from $0.5 million in 2Q21
•	Solid current ratio of 7.5:1 at 7/31/21
•	Cash of $59.8 million at 7/31/21, up by $7.2 million or 14% from beginning of fiscal year
•	No debt at end of second quarter with up to $25 million available under credit facilities
•	$5 million in share repurchases completed in 2Q22

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliation is provided in the tables of this press release.

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Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “Lakeland’s performance improvements are proving to be sustainable as we have again delivered on our margin, expense controls and cash management objectives as reported in our fiscal 2022 second quarter financial results. This performance is even more impressive when considering the significant global business challenges presented in the aftermath of the COVID-19 pandemic last year and more recent, unpredictable waves of outbreaks in the U.S. and Southeast Asia.

“Fiscal 2022 second quarter sales of $27.5 million were negatively affected by larger than anticipated freight issues that culminated in excess inventory within distribution channels in our largest global market, the U.S., and we believe it is not an indication of our revenues going forward. That said, it should be noted that our revenue in the second quarter of fiscal 2022 is essentially identical to our pre-COVID fiscal 2020 second quarter revenue of $27.5 million, yet on these similar revenues operating income in the second quarter of fiscal 2022 was $3.9 million compared to pre-COVID operating income of $2.6 million in the second quarter of fiscal 2020, an increase of 50%. We believe that these metrics show that the performance improvements we have made are not based on COVID-19 sales volume and appear to be sustainable going forward.

“Our sales team is successfully implementing our profitability strategies, with second quarter gross margins in excess of 45% even as revenue declined as expected from both the first quarter and the prior year period. COVID and its variants resulted in new demand from Southeast Asia for our disposable and chemical garments. This demand is being addressed by manufacturing of garments in our China facilities. While our international sales have been growing, the new Asia demand was able to partially offset the reduced revenue, primarily in the U.S., that has been delayed due to logistics challenges.

“In the second quarter our sales in the U.S. declined to approximately $10 million. This was the result of customers over ordering in prior periods resulting in excess channel inventories and shipping delays primarily associated with ocean freight carriers. We believe that these are temporary issues and that these sales will return once U.S. inventory levels and external logistics capabilities normalize. We also believe the current wave of COVID-19 cases in the U.S. and subsequent near record hospitalizations will accelerate the depletion of any inventories. Once our customers have worked through U.S. inventories, with manufacturing capacity now capable of servicing combined industrial and COVID demand, sales may return to normal levels, subject to a risk of continued or additional freight delays.

“COVID-19 business conditions continue to create both opportunities and challenges, yet its anomalies cannot hide the value generated by the fundamental operational and organizational improvements that Lakeland has made. As previously discussed, the critical elements of our plan include the strengthening of our leadership team, investing in capacity expansion and higher margin product development, and focusing on profit enhancement initiatives led by a new data-centric approach to planning and supporting our addressable markets. All of these elements have come into play this year and helped us to navigate some challenging issues.

“Additions have been made to our executive team and global staff as investments have been directed at ushering in our new operating culture. This provided the insight to shift production capacity from Vietnam to China in a matter of weeks of identifying new demand relating to COVID outbreaks in Southeast Asia and the most optimized cost and tariff structure. At the same time, operating expenses remained under $9 million for the quarter after layering in additions that will enable to us to further expand organically as well as inorganically as part of our overall global growth strategy.

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“We are managing our expenses and maximizing our cash flow. Year to date we have generated over $13 million in cash from operations. After repurchasing $5 million of shares of our common stock during the second quarter, our cash balance is up over $7 million from the beginning of the year and only modestly lower than at the end of the first quarter. Through the first half of fiscal 2022, our operating income of $9.8 million is greater than the operating income for the full year in any of the three years before the COVID-19 pandemic enhanced fiscal 2021. This further demonstrates the impact of our sustainable performance improvements and resiliency in our operations. While the majority of COVID-related demand is behind us, we look forward to governments and the private sector around the world recognizing the need for greater levels of and more specialized PPE. Lakeland is pleased to stand in this spotlight, and we are well positioned to capitalize on this new demand as well as benefiting from the expansion of our traditional industrial marketplace.”

Fiscal 2022 Second Quarter Financial Results

Net sales were $27.5 million for the three months ended July 31, 2021, as compared to $35.0 million for the three months ended July 31, 2020 and $34.1 million for the first quarter of fiscal 2022 ended April 30, 2021.

On a consolidated basis for the second quarter of fiscal 2022, domestic sales were $10.2 million or 37% of total revenues and international sales were $17.3 million or 63% of total revenues. This compares with domestic sales of $14.5 million or 41% of the total and international sales of $20.6 million or 59% of the total in the same period of fiscal 2021, while fiscal 2022 first quarter domestic sales were $15.7 million or 46% of total revenues and international sales were $18.4 million or 54% of total revenues.

During fiscal 2021 the Company experienced significant growth in sales of disposable and chemical garments primarily relating to COVID-19 demand and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors. In addition, global economic activity picked up beginning with the Company’s third quarter of fiscal 2021 as many businesses, countries and industrial vertical markets eased earlier imposed temporary closures and lockdowns and due to a broader economic recovery. The economic recovery has intensified through the fiscal 2022 second quarter, although the pandemic continues to present business challenges for the global economy along with periodic viral resurgences. As a result, certain product lines outside of disposable and chemicals and international segments contributed increases in year-over-year sales for the second quarter, demand in Asia has increased for COVID-19 related purposes, and domestic sales have suffered from both restocking in prior periods and shipping bottlenecks impacting new order deliveries. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in U.S. dollars by approximately $0.1 million in the fiscal second quarter of 2022 as compared with $0.3 million in the prior year period.

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Gross profit of $12.7 million for fiscal 2022 second quarter decreased from $17.3 million for the same period of the prior year. Gross profit as a percentage of net sales was 46.3% for the fiscal 2022 second quarter as compared with 49.5% a year ago. Gross profit performance in the fiscal 2021 period benefited from higher volumes including direct container shipments, related factory utilization and an improving product mix with pricing power. Certain of these advantages have partially abated through the end of the second quarter of fiscal 2022. The gross margins as a percentage of sales in both second quarter periods continues to track above 40%. This sustained performance level reflects the successful execution of strategies to enhance profitability, particularly for new industrial customers, select price increases, growth in sales of new, higher margin products, manufacturing efficiencies and reduced product variations to isolate higher production runs on fewer garment lines, and revenue mix including increased percentages of revenues from higher value product lines and international regions.

Lakeland reported operating profit of $3.9 million for the three months ended July 31, 2021, as compared to $9.8 million for the quarter ended July 31, 2020. Operating margins were 14.3% for the three months ended July 31, 2021, down from 27.8% for the second quarter of the prior fiscal year. In the fiscal year ended January 31, 2021, performance was primarily elevated due to the Company’s operating leverage on the higher revenues and gross margins which more than offset increases in sales commissions and freight out, and higher compensation tied in large part to the expanded workforce.

The Company reported net income of $2.6 million or $0.32 per basic share and $0.31 per diluted share for the three months ended July 31, 2021, compared with $9.3 million or $1.17 per basic share and $1.16 per diluted share in the prior year period.

As of July 31, 2021, Lakeland had cash and cash equivalents of approximately $59.8 million, up from $52.6 million at January 31, 2021 and down slightly from $60.3 million at April 30, 2021. Accounts receivable at July 31, 2021 of $15.1 million was down from $21.7 million at January 31, 2021. Days sales outstanding was approximately 51 at July 31, 2021, a decline from 54 days at January 31, 2021. Accounts payable and accrued liabilities at July 31, 2021 was $14.3 million, as compared with $13.1 million at January 31, 2021. Working capital at July 31, 2021 was $111.5 million, up from $108.2 million at January 31, 2021. Lakeland’s $25 million revolving credit facility had no borrowings as of July 31, 2021, as the Company continues to have no debt.

On February 17, 2021, the Company’s Board of Directors approved a new stock repurchase program for the repurchase of up to $5 million of its outstanding common stock. This new program replaced the prior program which had approximately $800,000 remaining for repurchases. On July 6, 2021, the Company increased the stock repurchase program allowance by an additional $5 million. During the three months ended July 31, 2021, the Company repurchased 227,454 shares for approximately $5.0 million. At July 31, 2021, a total of $5 million is available to the Company for the repurchase of its outstanding common stock.

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Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2022 second quarter financial results. The conference call will be hosted by Charles D. Roberson, President and Chief Executive Officer, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through September 16, 2021, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 42494.

About Lakeland Industries, Inc.:

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made to more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc. 256-445-4000 Allen Dillard aedillard@lakeland.com	Darrow Associates 512-551-9296 Jordan Darrow jdarrow@darrowir.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “can,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based, except as may be required by law.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

EBITDA is defined as net income plus interest, taxes, depreciation and amortization and other income (expense). Adjusted EBITDA is defined as EBITDA plus equity compensation. Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and foreign cash taxes paid.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP Results to non-GAAP Results and Supplemental Information tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

($000’s Except Share Information)

	July 31,	January 31,
	2021	2021
ASSETS
Current assets
Cash and cash equivalents	$59,839	$52,596
Accounts receivable, net of allowance for doubtful accounts of $721 and $700 at July 31, 2021 and January 31, 2021, respectively	15,122	21,702
Inventories	46,973	43,833
Prepaid VAT and other taxes	2,579	1,343
Other current assets	3,520	4,134
Total current assets	128,033	123,608
Property and equipment, net	9,201	9,819
Operating leases right-of-use assets	2,394	2,347
Deferred tax assets	2,062	2,839
Other assets	1,303	1,312
Total assets	$142,993	$139,925
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,048	$7,397
Accrued compensation and benefits	2,601	3,902
Other accrued expenses	1,696	1,793
Income tax payable	1,158	1,534
Current portion of operating lease liabilities	1,069	768
Total current liabilities	16,572	15,394
Long-term portion of operating lease liabilities	1,215	1,613
Total liabilities	17,787	17,007
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	----	—
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,542,372 and 8,498,457; outstanding 7,805,676 and 7,984,518 at July 31, 2021 and January 31, 2021, respectively	86	85
Treasury stock, at cost; 736,696 and 509,242 shares at July 31, 2021 and January 31, 2021, respectively	(10,017)	(5,023)
Additional paid-in capital	76,927	76,781
Retained earnings	59,886	52,687
Accumulated other comprehensive loss	(1,676)	(1,612)
Total stockholders' equity	125,206	122,918
Total liabilities and stockholders' equity	$142,993	$139,925

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000’s Except Share Information)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Net sales	$27,466	$35,021	$61,558	$80,603
Cost of goods sold	14,748	17,681	34,454	41,119
Gross profit	12,718	17,340	27,104	39,484
Operating expenses	8,791	7,606	16,939	17,380
Operating profit	3,927	9,734	10,165	22,104
Other income (expense), net	(1)	31	(13)	37
Interest expense	(4)	(2)	(5)	(19)
Income before taxes	3,922	9,763	10,147	22,122
Income tax expense	1,364	424	2,948	4,149
Net income	2,558	$9,339	7,199	$17,973
Net income per common share:
Basic	$0.32	$1.17	$0.90	$2.25
Diluted	$0.31	$1.16	$0.89	$2.23
Weighted average common shares outstanding:
Basic	7,982,995	7,976,275	7,964,058	7,974,370
Diluted	8,141,107	8,079,744	8,120,409	8,062,318

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

Net Income to EBITDA
Net Income	$2,558	$9,339	$7,199	$17,973
Interest	4	2	5	19
Taxes	1,364	424	2,948	4,149
Depreciation and amortization	541	481	1,040	934
Other income (expense)	(1)	31	(13)	37
EBITDA	$4,468	$10,215	$11,205	$23,038

EBITDA to Adjusted EBITDA
(excluding non-cash expenses)

EBITDA	$4,468	$10,215	$11,205	$23,038
Equity compensation	$272	$246	$608	$409
Adjusted EBITDA	$4,740	$10,461	$11,813	$23,447

Net Cash Provided by Operating Activities to Free Cash Flow

Cash flow provided by operating activities	$4,794	$12,078	$13,112	$22,331
Capital expenditures	317	546	452	740
Cash paid for taxes (foreign)	1,651	865	2,803	1,726
Free cash flow	$2,826	$10,667	$9,857	$19,865

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Supplemental Information

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

Net sales	$27,466	$35,021	$61,558	$80,603
Year over year change	(21.6)%	27.5%	(23.6)%	54.5%
Gross profit	12,718	17,340	27,104	39,484
Gross profit %	46.3%	49.5%	44.0%	49.0%
Operating expenses	8,791	7,606	16,939	17,380
Operating expenses as a percentage of sales	32.0%	21.7%	27.5%	21.6%
Operating profit	3,927	9,734	10,165	22,104
Operating income as a percentage of sales	14.3%	27.8%	16.5%	27.4%
Interest expense	(4)	(2)	(5)	(19)
Other income (expense), net	(1)	31	(13)	37
Income before taxes	3,922	9,763	10,147	22,122
Income tax expense	1,364	424	2,948	4,149
Net income	$2,558	$9,339	$7,199	$17,973
Weighted average shares for EPS-Basic	7,983	7,976	7,964	7,974
Net income per share	$0.32	$1.17	$0.90	$2.25
Operating income	$3,927	$9,734	$10,165	$22,104
Depreciation and amortization	541	481	1,040	934
EBITDA	4,468	10,215	11,205	23,038
Equity compensation	272	246	608	409
Adjusted EBITDA	$4,740	$10,461	$11,813	$23,447

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